UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __ )

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Centrue Financial Corporation

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Dear Fellow Stockholders,
Last year at this time, we told our stockholders that we believed, after spending several years rebuilding our infrastructure and putting the tools in place to achieve sustained earnings, 2015 would be all about execution. We are pleased to report that 2015 was, in fact, the year when the hard work and efforts of many translated into bottom-line results.
As we reflect on not only the financial performance of our Company for the past year but also on the outlook for our organization, it would be difficult to describe 2015 as anything other than transformational. The consummation of our $76 million recapitalization in the first quarter, in many ways, marked a new beginning for Centrue which is best summed up in the launch of our new tagline, “Expect Different.”
Looking back, 2015 was different in many profound and positive ways. With many of the distractions emanating from the financial crisis of 2008 finally behind us, we were able to fully devote our efforts to the things we do best. We focused on reinvesting and growing in our existing markets, better leveraging our product and service offerings, and continuing to build and strengthen an experienced and high impact sales force. As a result, we realized pre-tax earnings of $5 million and made significant progress in nearly every facet of our core operations including quality loan growth in excess of $90 million, core deposit growth of $39 million, improved asset quality and a full recapture of deferred tax assets totaling $38 million. With a strengthened balance sheet and these other pieces coming together, we were able to register with the SEC and list our stock on the NASDAQ.
As a board and management team, we continue to be guided by what has proven to be a winning formula to strengthen our community bank franchise, i.e. our five strategic pillars. They are to grow quality top-line revenue; create a leaner, more efficient organization; preserve asset quality; attract, retain and engage high performing employees; and manage capital to maximize stockholder returns.
With this final curtain call on 2015, please share in our excitement about the distance we’ve come and in our optimism about what’s ahead. To all of our customers, directors, officers, employees and, you - our stockholders, thank you for standing beside us. It has been very rewarding to see many years of hard work translate into bottom-line results, and you helped make it happen. We’re looking forward to building off of the tremendous success and momentum we achieved in 2015. With many of the distractions and clean-up work of the past several years now in our rearview mirror, and with a strong tailwind, we are confident that this is only the beginning and that 2016 will be yet another year to celebrate.
Best wishes,

Dennis O. Battles	Kurt R. Stevenson
Chairman of the Board	President & CEO
Centrue Financial Corporation	Centrue Financial Corporation

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March 24, 2016

Dear Fellow Stockholder:
You are cordially invited to attend Centrue Financial Corporation’s annual meeting of stockholders at the Hilton Chicago O’Hare Airport Hotel, 10000 W. O’Hare Ave., Chicago, Illinois 60666, on Tuesday, April 26, 2016 at 8:00 a.m. local time.
Your board of directors has nominated three individuals to serve as Class III directors on the board of directors. Their names appear in the enclosed proxy materials. All of the nominees are incumbent directors. The board of directors recommends that you vote your shares for each of the nominees and each of the proposals.
You are welcome to attend the meeting in person. Because it is important that your shares be represented at the meeting, you are urged to vote, whether or not you plan to attend the meeting. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.
Thank you for your attention to this important matter.
Very truly yours,

Kurt R. Stevenson
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 26, 2016

TO HOLDERS OF COMMON STOCK:
The annual meeting of stockholders of Centrue Financial Corporation, a Delaware corporation, will be held at the Hilton Chicago O’Hare Airport Hotel, 10000 W. O’Hare Ave., Chicago, Illinois 60666, on Tuesday, April 26, 2016, at 8:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.	To elect three Class III directors.

2.	To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the stockholders of a Delaware corporation at their annual meeting.
We are not aware of any other business to come before the meeting. Only those stockholders of record as of the close of business on March 10, 2016, shall be entitled to notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed in order to permit our further solicitation of proxies.
By Order of the Board of Directors

Kurt R. Stevenson
President and
Chief Executive Officer

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ELECTRONICALLY VIA THE INTERNET AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT TO ENSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. YOU ARE WELCOME TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME PRIOR TO ITS EXERCISE. STOCKHOLDERS HOLDING SHARES IN BROKERAGE ACCOUNTS (“STREET NAME” HOLDERS) WHO WISH TO VOTE AT THE MEETING WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS THEIR SHARES.

PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation by the board of directors of Centrue Financial Corporation of proxies to be voted at the annual meeting of stockholders to be held at the Hilton Chicago O’Hare Airport Hotel, 10000 W. O’Hare Ave., Chicago, Illinois 60666, on Tuesday, April 26, 2016, at 8:00 a.m., local time, or at any adjournments or postponements of the meeting.
Centrue Financial Corporation, a Delaware corporation, is a regional financial services company based in Ottawa, Illinois which has one bank subsidiary. Our offices serve a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central and Northern Illinois down to the metropolitan St. Louis area.
This proxy statement and the accompanying notice of meeting and proxy are first being mailed to holders of shares of our common stock, par value $.01 per share, on or about March 24, 2016 to stockholders of record as of March 10, 2016. We have also mailed to holders of shares of our common stock the December 31, 2014 annual report.
On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies or until we cease to be an emerging growth company. We intend to take advantage of the benefits of this extended transition period.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
The proxy statement and annual report to security holders are available in the investor relations section of our website at www.centrue.com.
Voting Rights and Proxy Information
The board of directors has fixed the close of business on March 10, 2016, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Our transfer books will not be closed between the record date and the date of the annual meeting. The board of directors hopes that all stockholders can be represented at the annual meeting. Whether or not you expect to be present, please sign and return your proxy in the enclosed self-addressed, stamped envelope, vote by telephone or electronically via the Internet. Stockholders giving proxies retain the right to revoke them at any time before they are voted by written notice of revocation to the secretary of Centrue Financial Corporation and stockholders present at the meeting may revoke their proxy and vote in person.
The shares represented by each valid proxy received in time will be voted at the annual meeting and, if a choice is specified on the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to the company, the shares represented thereby will be voted FOR the election of the directors listed in the enclosed proxy. If any other matters are properly presented at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. As of the date of printing of this proxy statement, we do not know of any other matters that are to be presented at the annual meeting other than the election of three Class III directors.
Stockholders giving proxies retain the right to revoke them at any time before they are voted by written notice of revocation to the secretary of Centrue Financial Corporation or by a later executed proxy. Attendance at the annual meeting will not automatically revoke a proxy, but a stockholder attending the annual meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

On March 10, 2016, we had 6,513,694 issued and outstanding shares of common stock. For the election of directors, and for all other matters to be voted upon at the annual meeting, each share of common stock is entitled to one vote. A majority of the outstanding shares of the common stock must be present in person or represented by proxy to constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will be counted for purposes of determining a quorum. Broker non-votes will not count toward the determination of whether such matters are approved or directors are elected. Abstentions do not affect the election of directors. Directors will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote.
Proposal 1 Election of Directors
We have a staggered board of directors divided into three classes. One class is elected annually to serve for three years. At the annual meeting, our stockholders will be entitled to elect three Class III directors for terms of three years or until their successors are elected and qualified. All of the nominees for election as Class III directors are incumbent directors.
The proxy provides instructions for voting for all director nominees or for withholding authority to vote for one or more director nominees. Unless instructed to the contrary, the persons acting under the proxy which we are soliciting will vote FOR the nominees listed below. In the event, however, that any nominee shall be unable to serve, which is not now contemplated, the proxy holders reserve the right to vote at the annual meeting for a substitute nominee.

Information About Directors and Nominees
Set forth below is information, current as of March 10, 2016, concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including the age, year first elected a director and business experience of each during the previous five years, and the specific factors that led the board to conclude that the person should serve as a director. When identifying nominees for directors, the corporate governance and nominating committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. After reviewing the particular experience, qualification and skills of each nominee and director, the board concluded that each individual is qualified to serve as a director. Unless otherwise indicated, each person has held the positions shown for at least five years. The three nominees, if elected at the annual meeting, will serve as Class III directors for three-year terms, expiring in 2019. We recommend that you vote your shares FOR all Class III director nominees.

NOMINEES

Name (Age)	Position with Centrue Financial Corporation and Principal Occupation
Class III (term expires 2019)
David J. Butler (61) Director since 2015
Director of Centrue Financial Corporation and Centrue Bank since June 2015. He is a member and chairman of the Audit Committee. He also serves on the Corporate Governance and Nominating Committee. In 2014 he retired from his position as Audit Partner at KPMG LLP. Mr. Butler joined KPMG LLP in 1975. While there he served as the partner in charge of the St. Louis office financial services practice, Audit Partner in the Chicago office and Regional Professional Practice Partner. His qualifications to serve as a Director of the Company and a member of the Audit Committee include his strong audit experiences at KPMG LLP. Mr. Butler specialized in audit and risk advisory services for major financial services companies as well as risk management and professional practice issues. He also served on KPMG LLP’s Issue Council and Audit Leadership Team. Mr. Butler’s professional qualifications meet the Securities and Exchange Commission’s (the SEC’s”) definition of a “financial expert.”

Kurt R. Stevenson (49) Director since 2011
Director, President and Chief Executive Officer of Centrue Financial Corporation and Centrue Bank. He also serves on the Executive Committee. As the CEO of the Company, Mr. Stevenson’s qualifications and experience includes nearly 25 years of progressive experience with the company. As the liaison between the board and management, Mr. Stevenson’s leadership role within the organization allows him to provide the board with critical insight and perspective on key strategic business initiatives. Mr. Stevenson served as Chief Financial Officer of Centrue Financial Corporation and Centrue Bank from 2000 to 2011.

Scott C. Sullivan (61) Director since 1996
Director of Centrue Financial Corporation and Centrue Bank. He is a member and chairman of the Corporate Governance and Nominating Committee and member of the Compensation and Executive Committees. Attorney/Partner, Williams McCarthy LLP. As a licensed attorney and partner in an Illinois law firm, Mr. Sullivan’s professional qualifications and expertise in corporate law and commercial litigation allow him to provide important insight on complex company matters and to provide valuable guidance to the board and management.

Class I (term expires 2017)	CONTINUING DIRECTORS Position with Centrue Financial Corporation and Principal Occupation
Bradley E. Cooper (49) Director since 2015
Mr. Cooper has been a director since June 2015. Mr. Cooper is a member of the Corporate Governance and Nominating Committee. He is a founding partner of Capital Z Partners, a private equity firm focused on investing in the financial services sector. Prior to founding a predecessor of Capital Z Partners Management, LLC (“CZPM”) in 1990, Mr. Cooper was an investment banker in the Financial Institutions Group of Salomon Brothers. Mr. Cooper currently serves as a director of several CZPM portfolio companies including Anchor BanCorp Wisconsin Inc., where he has served as a Director since December 2013. His qualifications to serve as a Director of the Company and a member of the Corporate Governance and Nominating Committee include his extensive experience as an investor in the financial services industry. Further, Mr. Cooper has developed an extensive network of contacts throughout the industry. He regularly speaks at industry conferences as an expert on acquisitions and investments in financial services companies.

Randall E. Ganim (62) Director since 2006
Director of Centrue Financial Corporation and Centrue Bank. He serves as a member of the Audit and Executive Committees. Retired. Formerly, CPA/Partner/Principal, CliftonLarsonAllen, LLP; formerly CPA/President/ Principal, Ganim, Meder, Childers & Hoering, P.C. As a Certified Public Accountant and business owner, Mr. Ganim’s professional qualifications meet the Securities and Exchange Commission’s (the “SEC’s”) definition of a “financial expert,” while his local roots in one of the company’s key market areas provide him with a unique perspective on business development efforts.

Richard C. Peterson (65) Director since 2011
Director of Centrue Financial Corporation and Centrue Bank. He serves as a member and chairman of the Compensation Committee and member of the Audit Committee. Principal, RCP Consulting 1999 through present. Formerly, Chief Executive Officer, Newport Capital Bancorp, LLC from 2012 to 2013; formerly, Managing Principal and Co-Founder of Hermitage Capital Partners from 2009 to 2010; and Executive Vice President and Head of Community Banking, Banco Popular North America from 2000 to 2008. With 30 plus years of executive leadership within high profile banking organizations, Mr. Peterson’s qualifications and experience includes managing and co-founding a start-up private equity venture formed to acquire, re-capitalize and aggregate troubled community banks in the Chicago market which allows him to serve as a critical resource to the organization. In addition his leadership experience in retail banking and in increasing net income allows him to provide guidance on the company’s customer acquisition and retention strategies.

Class II (term expires 2018)	CONTINUING DIRECTORS Position with Centrue Financial Corporation and Principal Occupation
Dennis O. Battles (69) Director since 2012
Director and Chairman of the Board of Centrue Financial Corporation and Centrue Bank. He also serves as a member and chairman of the Executive Committee and a member of the Compensation and Corporate Governance and Nominating Committees. With 30 plus years of banking experience, Mr. Battles retired from an executive position at US Bank in 2007. Prior to his retirement, he headed Corporate Banking for US Bank. In this position, he was accountable for corporate lending across the United States along with attendant corporate products including Treasury Management, International Banking, Foreign Exchange and Trading, Government Banking and Commercial Customer Service. Prior to its merger with US Bank, Mr. Battles was chief credit officer for Mercantile Bancorporation in St. Louis where he also held positions in Mergers and Acquisitions, Strategic Planning and regional/community banking. Mr. Battles’ qualifications and experience include more than 30 years of executive bank management experience, including serving as chief credit officer and head of corporate lending and managing responsibility for merger and acquisition activity and strategic planning, and allow him to provide critical insight and leadership on the Company’s highest level operating and strategic business decisions.

Derek J. Ferber (30) Director since 2015
Director of Centrue Financial Corporation since June 2015. He is a member of the Compensation Committee. Mr. Ferber joined the Board of Directors of Bank of Carolinas Corporation, Mocksville, NC in 2014. Mr. Ferber has been in the financial industry since 2007. He is currently a senior analyst with FJ Capital Management. Prior to joining FJ Capital, Mr. Ferber was an equity research associate with Stifel, Nicolaus & Company, focusing on the financial institutions sector. His qualifications to serve as a director and a member of the Compensation Committee is based on his extensive financial expertise in the financial institutions sector and past board service.

All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between Centrue Financial Corporation and any person pursuant to which any director has been selected. No member of the board of directors is related to any other member of the board of directors.
Separation of the Chairman and Chief Executive Officer Roles and Board Oversight of Risk
The chairman and chief executive officer roles are currently separate. While the company’s by-laws permit the chairman and the chief executive officer to be the same person, we believe separation of these roles provides important checks and balances for the CEO role and those areas reporting to the board. The board has delegated to the audit committee the responsibility of implementing internal audit controls and maintaining the safety, soundness and integrity of the institution by properly mitigating and managing risk. On a daily basis, these duties are the responsibilities of the chief risk officer. This individual has a direct reporting relationship to the chairman of the audit committee who, in turn, provides regular updates to the full board. In addition, the board receives regular updates from key business leaders in the organization on critical business issues as part of the board’s oversight function. From a leadership perspective, the board does interact periodically with key members of management through their participation in various board committee meetings. However, most routine matters are delegated to the CEO.

Board Committees and Meetings
Our board of directors met nine (9) times during 2015. During 2015 all directors attended at least eighty percent (80%) of the meetings of the board and the committees on which they served. Our board of directors has standing audit, compensation, corporate governance and nominating, and executive committees. Our board of directors has determined that the independent directors are Messrs. Battles, Butler, Cooper, Ferber, Ganim, Peterson, and Sullivan. Mr. Stevenson, our president and chief executive officer is a non-independent director.
The members of the board committees are:

Audit Committee	Corporate Governance and Nominating Committee
David J. Butler, Chairman	Scott C. Sullivan, Chairman
Randall E. Ganim	Dennis O. Battles
Richard C. Peterson	David J. Butler
Bradley E. Cooper

Compensation Committee	Executive Committee
Richard C. Peterson, Chairman	Dennis O. Battles Chairman
Dennis O. Battles	Randall E. Ganim
Derek J. Ferber	Kurt R. Stevenson
Scott C.Sullivan	Scott C. Sullivan
Audit Committee
The audit committee is responsible for assisting the board of directors with oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence and (4) the performance of our internal accounting function and independent auditors. The audit committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The members of the audit committee are Messrs. Butler (Chairman), Ganim and Peterson. Each member of the compensation committee is independent. The committee met five times during 2015. The audit committee has a charter which is available on the company’s website at www.centrue.com.
Compensation Committee
The members of the compensation committee are Messrs. Peterson (Chairman), Battles, Ferber and Sullivan. Each member of the compensation committee is independent. The committee met four times during 2015. The compensation committee has a charter which is available on the company’s website at www.centrue.com.
The compensation committee is organized, and its members appointed, by the board of directors to carry out the responsibilities of the board of directors relating to the effective administration of the company’s executive compensation and benefits programs, as well as the general oversight of the company’s compensation program for all company employees. The committee responsibilities include administrating and recommending CEO compensation and reviewing the compensation matters for our executive officers. The committee is responsible for providing oversight to ensure that the company’s compensation, incentives and benefits are competitive and are aligned with company goals so that such goals can be successfully achieved.
Items of daily management and decisions relating to company-wide compensation and benefits are delegated to company management to the extent that it does not result in decisions that may materially benefit named executive officers in comparison with the overall employee population. The company’s chief executive officer may implement salary changes for named executive officers within budgetary parameters, as delegated by the committee. The committee periodically reviews such information to ensure levels are reasonable and not excessive.
The compensation committee also periodically reviews director compensation. This oversight may be done in conjunction with or as delegated to the corporate governance committee or the full board of directors.
Corporate Governance and Nominating Committee
The members of the corporate governance and nominating committee are Messrs. Sullivan (Chairman), Battles, Butler and Cooper. Each member of the corporate governance and nominating committee is independent. This committee identifies individuals to become board members and selects, or recommends for the board's selection, director nominees to be presented for stockholder approval at the annual meeting of stockholders or to fill any vacancies. The committee is responsible for reviewing the performance of the chief executive officer. The corporate governance and nominating committee met four times during 2015.
Our board of directors has adopted a written charter for the corporate governance and nominating committee. The charter and principles are available on the company’s website at www.centrue.com.
The corporate governance and nominating committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the board of directors must send a written notice by mail, c/o corporate governance and nominating committee, Centrue Financial Corporation, 122 West Madison Street, Ottawa, Illinois 61350 that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; and (2) the number of shares of the common stock beneficially owned by the proposed nominee and the stockholder making the recommendation.
We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Centrue Financial Corporation. Stockholder recommendations will be considered only if received no less than 120 days or no more than 150 days before the one year anniversary of the date of the proxy statement sent to stockholders in connection with the previous year's annual meeting of stockholders. The corporate governance and nominating committee will consider any nominee recommended by a stockholder in accordance with the preceding paragraph under the same criteria as any other potential nominee.
While the corporate governance and nominating committee seeks board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity, the company does not have a formal written diversity policy for director nominations. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the board in performing its oversight responsibilities. The corporate governance and nominating committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the corporate governance and nominating committee and our then current needs. We do not believe there would be any difference in the manner in which the committee evaluates nominees based on whether the nominee is recommended by a stockholder or not.
Executive Committee
Our board of directors has an executive committee of four directors. Messrs. Battles (Chairman), Ganim, Stevenson and Sullivan are the current members of the committee. The committee may act between board meetings as deemed necessary. The committee did not meet in 2015.
Code of Ethics
The company has adopted a code of ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, any regulatory authority and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and

•	Accountability for adherence to the code.
Stockholder Communications with the Board and Policy for Director Attendance at Annual Meetings
Our board of directors has a process for stockholders to send communications to the board of directors, its executive and compensation committee, its corporate governance and nominating committee or its audit committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the board of directors, its executive and compensation committee, its corporate governance and nominating committee or its audit committee or specific directors either by regular mail to the attention of the board of directors, its executive and compensation committee, its corporate governance and nominating committee, its audit committee or specific directors, at our principal executive offices at 122 West Madison Street, Ottawa, Illinois 61350. All of these communications will be reviewed by our secretary (1) to filter out communications that our secretary deems, in his or her reasonable judgment, are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate committee or directors.
We expect and encourage all of our directors and nominees for election as directors to attend the annual meeting of stockholders, absent a compelling reason. All of our directors at the time of the 2014 annual meeting attended that meeting.
Compensation of Directors
Each non-employee Centrue Financial Corporation director earned a fee of $750 for each quarterly board meeting attended and $500 for each committee meeting attended. Additionally, the audit committee chairman received an annual retainer of $15,000. Each non-employee Centrue Bank director received an annual retainer of $5,000; $750 for each quarterly board meeting attended; $500 for each monthly board meeting attended; and $500 for each committee meeting attended. Additionally, the credit committee chairman received an annual retainer of $15,000. Non-employee directors may also receive an annual grant of options to purchase shares of common stock under the company’s 2003 Stock Option Plan. The 2003 Stock Option Plan provides for annual formula grants to each of our directors of options to purchase shares of common stock with an exercise price of not less than 100% of the then current market price of the common stock on the date of the grant. Such previously issued options were exercisable over five years. During 2015, non-employee directors were not granted stock options.
Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation Total
	($)(1)	($)	($)(2)	($)	($)	($)	($)

Dennis O. Battles	$44,000	$—	$—	$—	$—	$—	$44,000
Walter E. Breipohl (3)	13,000	—	—	—	—	—	13,000
David J. Butler	24,000	—	—	—	—	—	24,000
Bradley E. Cooper (4)	3,250	—	—	—	—	—	3,250
Derek J. Ferber	5,750	—	—	—	—	—	5,750
Randall E. Ganim	31,000	—	—	—	—	—	31,000
Dennis J. McDonnell (3)	20,000	—	—	—	—	—	20,000
Richard C. Peterson	23,250	—	—	—	—	—	23,250
John A. Shinkle (3)	16,000	—	—	—	—	—	16,000
Mark L. Smith (3)	13,125	—	—	—	5,625	—	18,750
Scott C. Sullivan	21,500	—	—	—	—	—	21,500

  (1) Includes deferrals of director fees earned in 2015 pursuant to the Centrue Financial Corporation Non-Employee Directors Deferred Compensation Plan, which became effective January 1, 2007. The Plan allows participants to defer up to 100% of directors fees earned. Participant deferrals are invested in phantom account representing units of Centrue Financial Corporation common stock. As of December 31, 2015 participants in the Plan held the following shares in their accounts: Mr. Ganim - 81 shares; and Mr.Sullivan - 579 shares. Also includes fee related to bank committee including credit committee.

  (2) Stock Options were not granted to directors in 2015. As of December 31, 2015, the directors listed in the table above have the following number of option awards outstanding: Mr. Ganim - 332 shares; and Mr. Sullivan - 332 shares.

(3) Denotes director who resigned during 2015.
(4) Fees are paid to Capital Z Partners III, L.P., not Mr. Cooper.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 10, 2016, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table which can be found later in this proxy statement, and by all of our directors and executive officers as a group.
The following table is based on information supplied to us by the directors, officers and stockholders described above. The company has determined beneficial ownership on the same basis used to calculate beneficial ownership under SEC rules. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of March 10, 2016 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 6,513,694 shares outstanding as of March 10, 2016 (as adjusted for the reverse stock split effective May 29, 2015). Unless otherwise indicated, the address for each person listed below is 122 West Madison Street, Ottawa, Illinois 61350.

Name of Individual or	Amount and Nature of		Percent
Number of Individuals in Group	Beneficial Ownership(1)(2)(3)		of Class
5% Stockholders
Capital Z Partners Centrue AIV, L.P.(a)	1,533,333		23.54%
142 West 57th Street, 3rd Floor
New York, NY 10019
FJ Capital Management, LLC(b)	636,911		9.78%
1313 Dolley Madison Boulevard, Suite 306
McLean, VA 22101
Stieven Capital Advisors, L.P.	630,310		9.68%
12412 Powerscourt Drive, Suite 250
St. Louis, MO 63131
Directors
Bradley E. Cooper(a)	1,533,333		23.54%
David J. Butler	4,166		*
Dennis O. Battles	6,250		*
Derek J. Ferber(b)	636,911		9.78%
Kurt R. Stevenson	30,732	(5)	*
Randall E. Ganim	9,308	(4)	*
Richard C. Peterson	8,333		*
Scott C. Sullivan	5,682	(6)	*
Other Named Executive Officers
John E. Christy	45,292		*
Daniel R. Kadolph	12,860		*
All directors and all executive officers as a group	2,345,473		36.01%
(14 persons)
* Less than 1%.
(a) Capital Z Partners Centrue AIV, L.P.
Capital Z Partners Centrue AIV, L.P., (“Capital Z AIV”) , is the record holder of 1,533,333 shares of the Company’s common stock. Capital Z Partners Management, LLC (“CZPM”) is the investment manager of Capital Z AIV. Capital Z Partners III GP, L.P. (“Cap Z GP LP”) is the sole general partner of Capital Z AIV. Capital Z Partners III GP, Ltd. (“Cap Z GP Ltd.”) is the sole general partner of Cap Z GP LP. Each of CZPM, Cap Z GP LP and Cap Z GP Ltd. may be deemed to beneficially own the shares of the Company’s common stock held by Capital Z AIV. Bradley E. Cooper and Robert A. Spass are founding partners of CZPM and shareholders of Cap Z GP Ltd. and may be deemed to beneficially own the shares of the Company’s common stock held by CZPM. Each of Messrs. Cooper and Spass disclaims beneficial ownership of the shares of the Company’s common stock held by Cap Z AIV.
(b) FJ Capital Management, LLC
Martin S. Friedman as managing member of FJ Capital Management, LLC holds voting power over the shares held by it. As an affiliate of FJ Capital Management, LLC, Mr. Ferber may be deemed to beneficially own the shares of the Company’s common stock held by FJ Capital Management, LLC. Each of Messrs. Friedman and Ferber disclaims beneficial ownership of the shares of the Company’s common stock held by FJ Capital Management, LLC.

(1)
The information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group. Amounts reported include shares held directly as well as shares which are held in retirement accounts and shares held by members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective individual may be deemed to have sole or shared voting and/or investment power. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2)
Amounts shown include shares obtainable as of March 10, 2016 (or obtainable within 60 days of March 10, 2016) through the exercise of options to purchase shares of common stock granted under the company’s stock option plans as follows: Mr. Ganim-332 shares; Mr. Stevenson-333 shares; and Mr. Sullivan-332 shares. Option holders have the sole power to exercise their respective options and would also be entitled to exercise sole voting and investment power over the shares issued upon the exercise of such options.

(3)
Amounts shown also include phantom shares obtainable as of March 10, 2016 (or obtainable within 60 days of March 10, 2016) in accordance with the terms of the company’s non-employee directors’ deferred compensation plan and the executive deferred compensation plan to participants as follows: Mr. Ganim- 81 shares; Mr. Stevenson-392 shares; and Mr. Sullivan- 579 shares.

(4)	Includes 533 shares held by Mr. Ganim’s spouse, over which Mr. Ganim has no voting or investment power.

(5)
Includes 20,847 shares held by Mr. Stevenson jointly with his spouse, over which shares Mr. Stevenson has shared voting and investment power. Also includes 299 shares held by Mr. Stevenson in his 401(k) retirement plan.

(6)	Includes 56 shares held by Mr. Sullivan’s spouse and 32 shares held by members of Mr. Sullivan’s family, over which shares Mr. Sullivan has shared voting and investment power.

(7)	Footnotes (2) through (7) are incorporated herein.
EXECUTIVE COMPENSATION SUMMARY
Philosophy
The compensation committee’s principal responsibilities include acting upon matters delegated to the committee by the full board and ensuring the alignment of compensation with the strategic objectives of the organization.
The compensation committee recognizes that the company’s success is largely dependent on the selection, training and development of top caliber executive, managerial and professional talent.  The committee has established an objective that the company’s executives be among the most highly qualified and talented professionals available in their respective areas of expertise, when compared to a peer group that represents competition for business and talent.
The company believes successful compensation programs link business and compensation strategies with thought processes that address a broad array of program influences. This approach to strategy is a core value as it relates to how the company competes with other organizations while meeting the needs of its customers.

Elements of Compensation and Determination of Payments
The compensation committee generally annually reviews and approves goals and objectives relevant to the incentive compensation plans of the chief executive officer and other executive officers of the organization. For the purposes of the committee’s oversight, executive officers include those individuals who are the annually named executive officers of the company.
In determining the compensation and benefits of our executive officers, the following factors are generally taken into consideration: the performance of the executive officers in achieving short and long-term goals; payment of compensation commensurate with the ability and expertise of the executive officers; and payment of compensation that is competitive with similar companies. The foregoing factors, as well as others, are considered in determining the compensation and benefits plans of our executive officers.
The following elements include factors that will be considered when reviewing executive officer compensation and benefits: base salary, short-term incentives (bonuses), long-term incentives, officer benefits, retirement plan funding, perquisites and group insurance benefits.
Use of Consultants. From time to time, the Compensation Committee has engaged the services of McLagan, a subsidiary of Aon Hewitt, to assist in compensation reviews of both executives and staff, review and design of incentive compensation and equity arrangements, and review of employment agreement arrangements.
The following is a general description of how each of these elements applies to our executive officers.
Base Salary – In determining the base salary of executive officers, the compensation committee defines base salary as the annualized regular cash compensation of an employee, excluding bonus awards, company contributions to employee benefits plans, or other compensation not designated as salary. The compensation committee considers the individual job performance of the executive officers, as well as overall corporate performance, and salaries published by our peers and other third party consultants. Base salaries are generally reviewed and considered for adjustment on an annual basis, unless circumstances exist in which the executive is assuming a scope and degree of responsibilities materially greater or lesser than the executive’s present duties, or it is deemed that an adjustment is needed to meet marketplace demands. The Committee may delegate base salary matters for executive officers, other than that of the chief executive officer, to the chief executive officer.
Short-Term Incentive Compensation (Cash Bonus) – The short-term incentive compensation program is intended to sustain management’s focus on the company’s requirement for strategic long-range planning by encouraging attainment of annual goals. In the second quarter of 2014, after TARP-related restrictions were lifted, a short-term incentive compensation program was rolled out. The Plan was designed by McLagan, a subsidiary of Aon Hewitt. The Plan’s objective is to cover top officers (senior vice presidents and higher), as well as commercial producers, and be market competitive, regulatory compliant and aligned with the company’s and bank’s strategic goals. Since the chief executive officer and the chief financial officer are officers of both the holding company and the bank, they were included in both the Centrue Financial Corporation and Centrue Bank plans with their dollar pool being split 50/50 between the plans. Award opportunities for participants are defined as a percentage of base salary, determined based on market competitive practices. The program was designed with a three-year transition to phase-in award opportunities beginning in 2014 with the goal of being fully market competitive after the 2015 plan year. In 2015, target incentive opportunities ranged from 5% to 30% of salary.
The Company maintains a retail-focused incentive plan primarily for the benefit of retail division employees.
Long-Term Incentive Compensation – Inclusion in the company’s long-term incentive program is based on the recommendation of the chief executive officer and the compensation committee and is approved by the board of directors. On November 4, 2015, the board of directors, following the approval and recommendation of its compensation committee, approved awards in the aggregate of 40,443 shares of restricted stock (“Restricted Stock”) under the 2015 Stock Compensation Plan. Under the terms of the grant, the shares of Restricted Stock may not be sold, pledged or otherwise disposed of by the recipients until November 7, 2016, but the Restricted Stock is fully vested upon issuance. Each recipient was given the option to elect to have the Company withhold from the Restricted Stock granted the number of shares determined by the Company as necessary to pay all federal, state and local withholding taxes due as a result of the grant. Nine individuals, including those named executive officers included in the Summary Compensation Table received awards, based on a percentage of their salary, in recognition of their efforts towards the company’s successful recapitalization.
Officer Benefit Programs – Officer benefit programs focus on two general types of officer benefits: nonqualified retirement benefits and officer life insurance. Officer benefits are considered to be a critical component in attracting, retaining and motivating key talent.

On January 1, 2008, the Centrue Financial Corporation Executive Deferred Compensation Plan took effect. Participants may defer up to 50% of salary and up to 100% of bonus. The plan is available to certain members of the senior management team. Prior to 2013, participant deferrals were required to be invested in a phantom account representing units of Centrue Financial Corporation common stock. The company may make discretionary matching contributions with respect to a portion of the participant’s deferral and discretionary contributions that are not related to the participant’s deferrals. The company match, and any discretionary employer contributions, are credited quarterly (with the exception of a discretionary annual 3% contribution to those officers who would have otherwise received a 3% safe harbor 401(k) match of deferred dollars) and invested per the participant’s direction into one or more funds available to participants. Participants are always 100% vested in their own deferrals. Company contributions (with the exception of a discretionary annual 3% contribution to those officers who would have otherwise received a 3% safe harbor 401(k) match of deferred dollars) vest after five years (e.g. 2008 company contributions became vested on December 31, 2013 and 2009 contributions become vested on December 31, 2014). In 2015, the company made no matching contributions to this plan.
No trust was established for the plan. However, the plan is structured to allow for a rabbi trust. Participants may elect to receive distributions upon separation of service or upon normal retirement age (65) in a lump sum, over a five-year period or over a 10-year period. Participants have the option to take a distribution upon a change of control. Participants may elect to receive plan payments in cash, shares of company stock or a combination of both.
A small group of officers, including our chief executive officer, are covered by a split dollar plan which, subject to the achievement of certain conditions, pays out a portion of death benefits to the executives’ named beneficiaries.
Retirement Benefits – The compensation committee considers various benefits, including retirement benefits, in determining compensation. The primary retirement vehicle is the company’s 401(k) plan which allows eligible participants to defer compensation up to annual IRS limits subject to non-discrimination testing. Employees who met certain eligibility requirements as of December 31, 2015 received an employer contribution in January 2016 of 2% of eligible compensation and an employer contribution to exhaust forfeiture funds in February 2016. The Plan was considered to be a non-safe harbor plan for Plan Year 2015, but adopted a safe harbor status utilizing a matching formula effective January 1, 2016.
Company executives participate in retirement plan programs in a manner consistent with plan provisions covering other employees. Currently, the company does not provide executives with any supplemental executive retirement plan benefits.
Perquisites – Executive officers may have a limited number of perquisites made available to them. The main perquisites that may be offered are reimbursement of business expenses, country club expenses and employment agreements or change-in-control agreements.
Group Insurance Benefits – The company offers a comprehensive employee benefits package for all eligible employees which includes group health, dental, vision, life, dependent life, short and long-term disability insurance and a flexible spending account plan. Executive officers are afforded the same participation and rewards terms as all other eligible staff.
Total Rewards – The company considers compensation a single package consisting of the parts described in this statement. When viewed in this manner, the organization is positioned to: (1) establish specific goals for each form of compensation, (2) project funding requirements consistent with the company’s business strategies, and (3) administer the program with predetermined goals as a guide. Assuming strategic goals are met, the combined total rewards would be expected to be comparable to similarly sized banks within the company’s market area. The approach to total rewards for 2015 reflected the desire to take steps toward a more normalized and market-competitive compensation and benefits package, in recognition of the company’s improved financial performance and, specifically, to recognize and reward those key to that process.

Executive Compensation
The following table shows the compensation earned by the chief executive officer and the two other most highly compensated executive officers in 2015.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kurt R. Stevenson President & Chief Executive Officer (1)	2015 2014 2013	$ 312,917 $ 288,750 $ 288,750	$ 133,950 $ 43,000 $ ---	$227,500 --- ---	$ --- $ --- $ ---	--- ---	--- ---	$ 6,746 $ 3,116 $ 480	$ 681,113 $ 332,266 $ 289,230
Daniel R. Kadolph EVP/Chief Financial Officer (2)	2015 2014 2013	$ 204,571 $ 196,243 $ 194,300	$ 71,956 $ 23,000 $ ---	$116,600 --- ---	$ --- $ --- $ ---	--- ---	--- ---	$ 5,512 $ 1,972 $ ---	$ 398,639 $ 219,243 $ 194,300
John E. Christy EVP/Chief Lending Officer (3)	2015 2014	$ 198,088 $ 180,013	$ 73,062 $ 17,100	$93,375 ---	$ --- $ ---	---	---	$ 36,015 $ 23,950	$ 400,540 $ 219,779

(1)
Mr. Stevenson’s All Other Compensation figures for 2015, 2014, and 2013 represent imputed income related to Mr. Stevenson’s split dollar bank-owned life insurance (BOLI) policy. In addition, Mr. Stevenson’s All Other Compensation figures for 2015 and 2014 include employer 401(k) contributions of $5,512 and $2,600, respectively.

(2)	Mr. Kadolph’s All Other Compensation figures for 2015 and 2014 include employer 401(k) contributions of $5,512 and $1,972, respectively.

(3)
Mr. Christy’s 2015 All Other Compensation includes $7,500 of regular earnings to pay for country club dues plus $4,389 to reflect taxes for a gross up; $13,978 to reflect the value of country club expenses paid by the company; and $4,636 in taxes paid by the Company. Mr. Christy’s All Other Compensation figure for 2014 includes $8,975 in reimbursable moving expenses, $10,000 in taxable temporary housing reimbursements and $3,691 of taxes the Company paid on Mr. Christy’s behalf related to his temporary housing. In addition, Mr. Christy’s All Other Compensation figures for 2015 and 2014 include employer 401(k) contributions of $5,512 and $1,284, respectively.

(4)
Amounts included in 2015 Stock Awards reflect the fair market value of $17.75 for shares of restricted stock awards granted on November 4, 2015. Under the terms of the grant the shares of restricted stock may not be sold, pledged or otherwise disposed of by the recipients until November 7, 2016, but the restricted stock was fully vested upon issuance.

Compensation of the Chief Executive Officer
Kurt R. Stevenson
During 2015, Kurt R. Stevenson served as the president and chief executive officer of Centrue Financial Corporation. Mr. Stevenson received a 12.6% salary increase from $288,750 to $325,000 effective July 1, 2015.
Mr. Stevenson received a bonus in February of 2016 for year 2015 performance in the amount of $133,950, a portion of which were amounts owed under the parameters of the short-term incentive compensation plan and a portion of which was at the discretion of the board of directors in recognition of exemplary performance for the period.
Mr. Stevenson was eligible for participation in company-sponsored benefits programs in 2015, including the company’s group health, dental and vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the 401(k) and Profit Sharing Plan, as well as a non-qualified deferred compensation plan. Mr. Stevenson also holds a split-dollar BOLI policy which pays out a portion of death benefits to his named beneficiaries.
In November of 2015, Mr. Stevenson received 12,817 common shares at a fair market value of $17.75 of Centrue Financial Corporation restricted stock which was the equivalent of $227,500, or 70% of his then-current salary of $325,000. Under the terms of the grant the shares of Restricted Stock may not be sold, pledged or otherwise disposed of by the recipients until November 7, 2016, but the Restricted Stock was fully vested upon issuance. Mr. Stevenson opted to net taxes out in the form of shares. Therefore, 3,986 shares were withheld with a resulting net number of shares to Mr. Stevenson of 8,831. Fractional shares were paid in cash.
Mr. Stevenson did not receive any stock options or compensation associated with a car allowance or country club dues in 2015.
The compensation and benefits package for 2015 for Mr. Stevenson was approved by the company’s board of directors and was commensurate with his knowledge, skills and abilities, as supported by his professional experience and accomplishments, as well as the board’s belief in his ability to successfully lead the organization. The compensation committee has reviewed all components of the total compensation package of the chief executive officer and the other named executive officers in this proxy statement and believes them to be reasonable and not excessive.
Compensation of Other Executive Officers
Daniel R. Kadolph
During 2015, Daniel R. Kadolph served as the executive vice president and chief financial officer of Centrue Financial Corporation. Mr. Kadolph received a 9.1% salary increase from $194,300 to $212,000 effective July 1, 2015.
Mr. Kadolph received a bonus in February of 2016 for year 2015 performance in the amount of $71,956, a portion of which were amounts owed under the parameters of the short-term incentive compensation plan and a portion of which was at the discretion of the board of directors in recognition of exemplary performance for the period.
Mr. Kadolph was eligible for participation in company-sponsored benefits programs in 2015, including the company’s group health, dental and vision coverage, group-term life insurance coverage and the 401(k) and Profit Sharing Plan, as well as a non-qualified deferred compensation plan.
In November of 2015, Mr. Kadolph received 6,569 common shares at a fair market value of $17.75 of Centrue Financial Corporation restricted stock which was the equivalent of $116,600, or 55% of his then-current salary of $212,000. Under the terms of the grant the shares of Restricted Stock may not be sold, pledged or otherwise disposed of by the recipients until November 7, 2016, but the Restricted Stock is fully vested upon issuance. Mr. Kadolph opted to net taxes out in the form of shares. Therefore, 2,042 shares were withheld with a resulting net number of shares to Mr. Kadolph of 4,527. Fractional shares were paid in cash.
Mr. Kadolph did not receive any stock options or compensation associated with a car allowance or country club dues in 2015.
John E. Christy
During 2015, John E. Christy served as the executive vice president and chief lending officer. Mr. Christy received a 14.5% salary increase to $207,500 from $190,000 effective July 1, 2015.
Mr. Christy received a bonus in February of 2016 for year 2015 performance in the amount of $73,062, a portion of which were amounts owed under the parameters of the short-term incentive compensation plan and a portion of which was at the discretion of the board of directors in recognition of exemplary performance for the period.
Mr. Christy was eligible for participation in company-sponsored benefits programs in 2015, including the company’s group health, dental and vision coverage, group-term life insurance coverage and the 401(k) and Profit Sharing Plan.
In November of 2015, Mr. Christy received 5,261 common shares at a fair market value of $17.75 of Centrue Financial Corporation restricted stock which was the equivalent of $93,375, or 45% of his then-current salary of $207,500. Under the terms of the grant the shares of Restricted Stock may not be sold, pledged or otherwise disposed of by the recipients until November 7, 2016, but the Restricted Stock is fully vested upon issuance. Mr. Christy opted to net taxes out in the form of shares. Therefore, 1,635 shares were withheld with a resulting net number of shares to Mr. Christy of 3,626. Fractional shares were paid in cash.
Mr. Christy’s 2015 All Other Compensation of $30,502 includes $7,500 of regular earnings to pay for country club dues plus $4,389 to reflect taxes for a gross up; $13,978 to reflect the value of country club expenses paid by the company; and $4,636 in taxes paid by the Company.
Mr. Christy did not receive any stock options or compensation associated with a car allowance in 2015.

TRANSACTIONS WITH MANAGEMENT
The company’s audit committee charter requires the review of all related party transactions, other than Regulation O transactions.
Several of our directors and executive officers (including their affiliates, families and companies in which they are principal owners, officers or directors) were loan customers of, and had other transactions with, us and our subsidiary in the ordinary course of business. These loans and lines of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.
RELATED PARTY TRANSACTIONS

In connection with the Company’s recapitalization during March 2015, by virtue of their investment in the Company each of the following five percent (5%) stockholders of the Company became related parties of the Company, and with respect to these stockholders the recapitalization was a related party transaction. The number of shares shown below are prior to the one for reverse stock split.

Name of Related Party	Number of Shares	Percent of Class	Transaction Value
Capital Z Partners Centrue AIV, L.P.	1,533,333	23.64%	$18,399,996
142 West 57th Street, 3rd Floor
New York, NY 10019
FJ Capital Management, LLC	636,911	9.82%	$7,642,932
1313 Dolley Madison Boulevard, Suite 306
McLean, VA 22101
Stieven Capital Advisors, L.P.
12412 Powerscourt Drive, Suite 250	636,910	9.82%	$7,642,920
St. Louis, MO 63131
In accordance with the terms of the agreements memorializing the Company's recapitalization, Capital Z Partners Centrue AIV, L.P. has the right to select one nominee to be slated for election to the Company's board of directors, and the other investors in the recapitalization have the right (selecting as a single class) to select two nominees to be slated for election to the Company's board of directors. Capital Z Partners Centrue AIV, L.P. selected Mr. Cooper. Mr. Cooper is a founding partner of CZPM and an affiliate of Capital Z Partners Centrue AIV, L.P. The other investors selected Mr. Ferber. Mr. Ferber is affiliated with FJ Capital Management, LLC. Other than the recapitalization and the arrangements related to board nominations, there are no arrangements or understandings between the Company and any related party.
Related party transactions are reviewed by our Corporate Governance and Nominating Committee, with the committee provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to the Company and to the relevant related party. In determining whether to approve a related party transaction, the committee will consider, among other factors, the following factors to the extent relevant to the related party transaction (i) whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party; (ii) whether there are business reasons for the Company to enter into the transaction; (iii) whether the related party transaction would impair the independence of an outside director; and (iv) whether the related party transaction would present an improper conflict of interests for any director or executive officer of the Company, taking into account the size of the transaction, the financial situation of the director, executive officer or related party, the direct or indirect nature of the interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.
Any member of the committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related party transaction, but may participate in discussions of the transaction. After review, the committee may determine to permit or to prohibit the related party transaction.

A related party transaction entered into without pre-approval of the committee shall not be deemed to violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.
ACCOUNTANT FEES
Audit Fees
Crowe Horwath LLP billed us for professional services rendered by it for the audit of our consolidated annual financial and the audit of the financial statements of our 401(k) Profit Sharing Plan for 2015 and 2014 $405,350 and $268,800. Additional, this category included the reviews of the interim financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and for reviews of certain Forms 8-K and Form S-1 filings.
Tax Fees
Tax fees and expenses billed to the company for fiscal years 2015 and 2014 were $51,100 and $30,300 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the company’s federal and state income tax returns for the previous fiscal periods and inclusive of expenses.
All Other Fees
Fees and expenses billed to the company for fiscal years 2015 and 2014 were $17,000 and $18,500 for all other services, which primarily consisted of the audit of the benefit plans.
The audit committee, after consideration of the matter, does not believe that the rendering of these services by Crowe Horwath LLP to be incompatible with maintaining its independence as our principal accountant. In accordance with Section 10A(i) of the Exchange Act, before Crowe Horwath LLP is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. None of the audit-related, tax and other services described above were required to be approved by the audit committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.
The audit committee is responsible for reviewing and pre-approving any non-audit services to be performed by the company's independent auditors. The audit committee has delegated its pre-approval authority to the chairman of the audit committee to act between meetings of the audit committee. Any pre-approval given by the chairman of the audit committee pursuant to this delegation is presented to the full audit committee at its next regularly scheduled meeting. The audit committee or chairman of the audit committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

AUDIT COMMITTEE REPORT
The audit committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of outside directors who are independent of management. The current charter is available on the company’s website at www.centrue.com.
Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Crowe Horwath LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Centrue Financial Corporation outsources the internal audit function to a third party that reports directly to the audit committee and management. This third party is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls relating to the reliability and integrity of our financial information. The audit committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors.
The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2015 with our management and Crowe Horwath LLP, our independent registered public accounting firm. The committee has also discussed with Crowe Horwath LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as well as having received and discussed the written disclosures and the letter from Crowe Horwath LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and has discussed with Crowe Horwath LLP their independence. Based on the review and discussions with management and Crowe Horwath LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2015 for filing with the Securities and Exchange Commission.
The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2015 with our management and Crowe Horwath LLP, our independent registered public accounting firm.

Respectively Submitted,
2015 Audit Committee

David J. Butler, Chairman
Randall E. Ganim
Richard C. Peterson
Audit Committee Financial Expert
The board of directors has determined that two of the three audit committee members, Messrs. Butler and Ganim, are qualified for designation as “audit committee financial experts.”
“HOUSEHOLDING” OF PROXY MATERIALS
The company intends to household proxy materials this year. Brokers to Centrue Financial Corporation stockholders will deliver a single Notice of Internet Availability of Proxy Materials or single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or the company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate notice or proxy statement and annual report, please notify your broker, direct your written request to Centrue Financial Corporation, 122 West Madison Street, Ottawa, Illinois 61350 or contact Investor Relations at investor.relations@centrue.com.
Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of Centrue Financial Corporation shares, they should submit a written request to Computershare Investor Services, the company’s transfer agent, at P. O. Box 30170, College Station, TX 77842-3170.

OTHER MATTERS
We do not intend to present any other business at the meeting and know of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on those matters. A representative of our independent auditors, Crowe Horwath LLP, is expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.
Your proxy is solicited by the board of directors, and we will pay the cost of solicitation. In addition to soliciting proxies by use of the mail, officers, directors and regular employees of Centrue Financial Corporation or our subsidiaries, acting on our behalf, may solicit proxies by telephone, telegraph or personal interview. We will, at our expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting material to the beneficial owners of shares held of record by such persons.
FAILURE TO INDICATE CHOICE
If any stockholder fails to indicate a choice with respect to any of the proposals on the proxy for the annual meeting, the shares of such stockholder shall be voted FOR the election of the directors named in this proxy statement.
By Order of the Board of Directors

Kurt R. Stevenson
President and
Chief Executive Officer

Ottawa, Illinois March 24, 2016

ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY

THIS PAGE INTENTIONALLY LEFT BLANK

Centrue Financial Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposal — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:

	For	Withhold
01 - David J. Butler	☐	☐
02 - Kurt R. Stevenson	☐	☐
03 - Scott C. Sullivan	☐	☐

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B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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02A5FA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Centrue Financial Corporation

Proxy — Centrue Financial Corporation

Notice of 2016 Annual Meeting of Stockholders

Hilton Chicago O'Hare Airport Hotel
10000 W. O'Hare Avenue, Chicago, IL 60666
Tuesday, April 26, 2016 at 8:00 am local time

Derek J. Ferber and Richard C. Peterson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Centrue Financial Corporation to be held on Tuesday, April 26, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR David J. Butler, FOR Kurt R. Stevenson and FOR Scott C. Sullivan.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)